Exhibit 99.1

JMP GROUP ANNOUNCES 2018 SHARE REPURCHASE PROGRAM

SAN FRANCISCO, Dec. 13, 2017 — JMP Group LLC (NYSE: JMP), an investment banking and alternative asset management firm, announced today that its board of directors has authorized the repurchase of up to one million of the company’s outstanding common shares during 2018.

As of the close of the market on December 12, 2017, 631,844 of the company’s common shares were eligible for repurchase through year-end under the board’s previous authorization. After December 31, 2017, any shares not repurchased under that authorization will no longer be eligible for repurchase, and the new, 2018 authorization announced herein will take effect.

Under the 2018 share repurchase program, the company may purchase its common shares from time to time in the open market or through privately negotiated transactions. The timing, volume and nature of any common share repurchases will be at the sole discretion of management, will be dependent on market conditions, applicable securities laws and other factors, and may be suspended or discontinued at any time.

Since its initial public offering in May 2007, the company, together with its predecessor, JMP Group Inc., has repurchased a total of approximately 6.9 million common shares at an aggregate cost of approximately $44.4 million. JMP Group Inc. became a wholly owned subsidiary of JMP Group LLC as a result of a corporate reorganization in January 2015.

About JMP Group

JMP Group LLC is a diversified capital markets firm that provides investment banking, equity research, and sales and trading services to corporate and institutional clients as well as alternative asset management products and services to institutional and high-net-worth investors. JMP Group conducts its investment banking and research, sales and trading activities through JMP Securities; its hedge fund, venture and private capital, and credit management activities though Harvest Capital Strategies, JMP Asset Management and JMP Credit Advisors; and the management of Harvest Capital Credit Corporation (NASDAQ: HCAP), a business development company, through HCAP Advisors. For more information, visit www.jmpg.com.

Investor Relations Contact	Media Relations Contacts
JMP Group LLC	Dukas Linden Public Relations, Inc.

Andrew Palmer	Ben Jaffe
(415) 835-8978	(212) 704-7385
apalmer@jmpg.com	ben@dlpr.com

Zach Leibowitz
(212) 704-7385
zach@dlpr.com